June 18, 1997


Mr. James P. Schadt
Chairman and Chief Executive Officer
The Reader's Digest Association, Inc.
Pleasantville, NY 10570-7000

Dear Jim:

This Agreement sets forth the terms and conditions under which The Reader's Digest Association, Inc. (the "Company") agrees to continue to employ you and you agree to continue to serve as an executive of the Company.

1. The term of this Agreement shall be from the date first written above until September 30, 2000; provided, however, that the term of this Agreement shall be automatically extended for one year on each anniversary of the date first written above unless the Board of Directors of the Company shall determine otherwise and notify you in writing one month in advance of such anniversary of such determination. The expiration date described in this paragraph, as it may be extended, is hereinafter referred to as the "Agreement Expiration Date". Upon expiration or termination of this Agreement, you may continue as an employee of the Company on an "at-will" basis, subject to the determination of the Board of Directors.

2. During the term of this Agreement, you shall serve as Chairman of the Board and Chief Executive Officer of the Company, and you shall devote substantially all of your business time to the business and affairs of the Company, reporting only to the Board of Directors of the Company with such authority and responsibilities as are typical for executives in your position at similarly situated companies in the industry.

3. The Company shall pay you an annual base salary at a rate at least equal to your current annual base salary and you shall continue to participate in the Company's employee benefits plans and programs (including, but not limited to, incentive compensation, retirement, welfare and perquisite plans and programs) on at least substantially the same basis as your current participation, as such salary or participation may be increased or supplemented from time to time; provided, however, that your annual base salary and employee benefits participation may be reduced as part of and consistent with a good faith senior management-wide reduction, but only if the extent of your reduction is no greater than that of other senior management personnel; and provided further, however, that the Company may replace, substitute or supersede any current employee benefits with benefits that are in good faith believed by the Company to be at least comparable.

4. Reference is made to the agreement dated April 1, 1996 (the "Termination Agreement") between you and the Company relating to payments and benefits that you will receive in connection with a termination of your employment with the Company under certain circumstances. Unless otherwise defined in this Agreement, terms that are defined in the Termination Agreement shall have the same meanings when used in this Agreement.

(a) The Company may terminate your employment at any time for any reason.

(b)     If your employment is terminated by you for Good
Reason or if your employment is terminated by the Company other than for Cause, then, in lieu of any continuing payments or benefits hereunder, you shall receive the payments and benefits provided for in the Termination
Agreement under the terms and conditions of the Termination
Agreement, except that the Severance Period under the Termination Agreement shall be the greater of:

      (1) the period of two years immediately following the Date of Termination; or

      (2)     the period commencing on the Date of
Termination and ending on the Agreement Expiration
Date.

(c) During the Severance Period described in Paragraph 4(b) and so long as the Company honors its obligations to you, you shall not, without the prior written consent of the Company, become a proprietor, director, partner, or employee of, or consultant or advisor to, or otherwise become connected with, any business that is in direct competition with the Company (other than as a stockholder with a non-substantial interest in any such business).

5. While you are employed, you will be indemnified by the Company to the fullest extent permitted by law for acts taken within the scope of your employment.

6. This Agreement, together with the Termination Agreement, constituted our entire understanding with respect tot he subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York applicable to contracts executed in and to be wholly performed within that State.

                              Very truly yours,

                              THE READER'S DIGEST
ASSOCIATION, INC.



                              /s/  GLENDA K. BURKHART
                              Glenda K. Burkhart
                              Senior Vice President,
                              Strategic Planning and
                              Human Resources


Agreed to and accepted
as of June 18, 1997.



/s/  JAMES P. SCHADT
James P. Schadt